Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Vice President, Strategy and Investor Relations

954-384-0175, x-5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Reports 2015 First Quarter EPS Growth of 14% to $0.72

Expects Second Quarter EPS of $0.85 to $0.89

FORT LAUDERDALE, Fla., April 30, 2015 – MEDNAX, Inc. (NYSE: MD), the national medical group specializing in neonatal, anesthesia, maternal-fetal, pediatric cardiology and other pediatric physician services, today reported earnings of $0.72 per diluted share for the three months ended March 31, 2015, an increase of 14% over the prior-year period.

For the 2015 first quarter compared to the prior year period, MEDNAX reported:

•	Revenue growth of 12.9 percent to $639 million;

•	Operating income growth of 10.3 percent to $115 million; and

•	Earnings per share growth of 14.3 percent to $0.72.

“Our first-quarter results reflect a continuation of strong operational and strategic growth as well as utilization of our capital,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “Our revenue growth was nearly 13 percent despite the decline in Medicaid parity revenue compared to 2014, and our earnings per share growth of 14% was favorably impacted by our share repurchase programs. We completed three acquisitions during the quarter, and our pipeline remains strong across all of our clinical specialties. Our outlook for 2015 remains very positive, and we believe we are well positioned, financially and operationally, to bring value to our physicians, hospital partners and shareholders through our service offerings and our investments in clinical research, education and quality.”

Operating Results

MEDNAX’s net revenue for the three months ended March 31, 2015 increased by 12.9 percent, to $639.4 million, from
$566.3 million for the prior-year period, driven by a mix of contributions from acquisitions completed since January 2014 and same-unit growth.

MEDNAX’s revenue growth attributable to recent acquisitions was 11.1 percent, while overall same-unit revenue grew by
1.8 percent when compared to the prior year period.

Same-unit growth attributable to patient volume was 2.2 percent for the 2015 first quarter as compared to the prior-year period. Volume growth in the Company’s neonatology and other pediatric services, anesthesia and maternal-fetal medicine was partially offset by a decline in pediatric cardiology services. For the 2015 first quarter, compared to the 2014 period, same-unit neonatal intensive care unit (NICU) patient days were up 1.5 percent.

Same-unit growth from net reimbursement-related factors was negative 0.4 percent. Same unit growth was reduced 1.5 percent due to lower parity revenue compared to a year ago. MEDNAX’s first quarter 2015 results include approximately $6 million in parity revenue that contributed approximately $0.02 to its net income per diluted share, reflecting the impacts of incentive compensation expense and income taxes, compared to $14 million and $0.04, respectively, in the first quarter of 2014.

Excluding the impact of parity revenue in both periods, a non-GAAP measure, net same-unit growth from reimbursement-related factors would have been 1.1 percent in the first quarter of 2015, and total same-unit revenue growth would have been
3.3 percent.

On a same-unit basis, the percentage of services reimbursed under government programs was unchanged in the 2015 first quarter compared with the prior-year period.

For the 2015 first quarter, general and administrative expenses were $67.9 million, as compared to $58.4 million for the prior-year period, a growth rate of 16.3 percent. General and administrative expenses as a percentage of net revenue was 10.6 percent for the first quarter of 2015, compared to 10.3 percent in the prior-year period, reflecting the mix of acquisitions completed over the past year, including non-practice service businesses.

Depreciation and amortization expense was $13.6 million in the first quarter of 2015 compared to $10.4 million in the first quarter of 2014, an increase of $3.2 million that primarily related to the amortization of intangible assets from recent acquisitions.

Operating income for the 2015 first quarter was $114.8 million, up 10.3 percent from $104.1 million for the prior-year period. Operating margin was 18.0 percent for the 2015 first quarter, as compared to 18.4 percent for the prior-year period.

MEDNAX generated net income of $68.7 million for the 2015 first quarter, or $0.72 per diluted share based on a weighted average 95.3 million shares outstanding. This compares with net income of $63.7 million, or $0.63 per diluted share, for the 2014 first quarter, based on a weighted average 100.7 million shares outstanding, representing growth in diluted earnings per share of
14.3 percent.

MEDNAX had cash and cash equivalents of $50.2 million at March 31, 2015, and net accounts receivable were $360.9 million.

During the first quarter of 2015, MEDNAX used $53.7 million to fund operations, which compares to $49.8 million used to fund operations in the 2014 first quarter. MEDNAX typically uses cash during the first quarter of each year as it pays incentive compensation, principally to physicians, and employee benefit plan matching contributions that had accrued during the prior year.

MEDNAX used approximately $38.1 million during the 2015 first quarter to fund acquisitions and to make contingent purchase price payments for previously completed acquisitions. During the first quarter of 2015, three physician group practices were acquired.

Also during the first quarter of 2015, MEDNAX used $233.6 million to fund repurchases of its common stock as part of an authorization by the Company’s Board of Directors to repurchase up to $600 million of the Company’s common stock, announced on October 30, 2014. These repurchases were effected through open market purchases and an accelerated share repurchase program, announced on March 12, 2015, and effectively completed the $600 million program.

2015 Second Quarter Outlook

For the 2015 second quarter, MEDNAX expects earnings will be in a range of $0.85 to $0.89 per diluted share. This outlook assumes that total same-unit revenue for the three months ended June 30, 2015 will be flat to two percent higher, compared to the prior-year period, including an approximately two percent unfavorable impact from the decrease in parity revenue from the 2014 second quarter. Excluding the impact of parity revenue in both periods, a non-GAAP measure, this outlook assumes same-unit revenue growth of two percent to four percent for the three months ended June 30, 2015, compared to the prior-year period.

Included in the outlook for the 2015 second quarter is approximately $0.01 per diluted share from Medicaid parity revenue, reflecting the impacts from incentive compensation expense and income taxes, compared to $0.05 per share in the 2014 second quarter.

Earnings conference call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., E.D.T. today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from noon Eastern Time today through midnight E.D.T. May 14, 2015 by dialing 800.475.6701, access Code 356842. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national medical group comprised of the nation’s leading providers of neonatal, anesthesia, maternal-fetal and pediatric physician subspecialty services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Pediatrix Medical Group, a division of MEDNAX, was founded in 1979 and includes neonatal physicians who provide services at more than 370 neonatal intensive care units, and collaborate with affiliated maternal-fetal medicine, pediatric cardiology, pediatric critical care and other physician subspecialists to provide a clinical care continuum. Pediatrix is also the nation’s largest provider of newborn hearing screens. American Anesthesiology, a division of MEDNAX, was established in 2007 and includes more than 2,400 anesthesiologists and advanced practitioners who provide anesthesia care to patients in connection with surgical and other procedures as well as pain management. MEDNAX, through its affiliated professional corporations, employs more than 2,675 physicians in 34 states and Puerto Rico. In addition to its national physician network, MEDNAX provides services to medical providers in over 40 states through two complementary businesses, consisting of a revenue cycle management company and a consulting services company. Additional information is available at www.mednax.com.

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Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, INC.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Net revenue	$639,395	$566,338

Operating expenses:
Practice salaries and benefits	419,595	372,040
Practice supplies and other operating expenses	23,431	21,417
General and administrative expenses	67,936	58,414
Depreciation and amortization	13,612	10,370

Total operating expenses	524,574	462,241

Income from operations	114,821	104,097
Investment income	142	1,635
Interest expense	(3,267)	(1,371)
Equity in earnings of unconsolidated affiliate	821	—

Total non-operating (expenses) income	(2,304)	264

Income before income taxes	112,517	104,361
Income tax provision	43,928	40,701

Net income	68,589	63,660
Net loss attributable to noncontrolling interests	118	—

Net income attributable to MEDNAX, Inc.	$68,707	$63,660

Net income attributable to MEDNAX, Inc. common and common equivalent share (diluted)	$0.72	$0.63

Weighted average shares used in computing net income attributable to MEDNAX, Inc. per common and common equivalent share (diluted)	95,325	100,696

Balance Sheet Highlights (in thousands) (Unaudited)
	As of	As of
	March 31, 2015	December 31, 2014
Assets:
Cash and cash equivalents	$50,219	$47,928
Short-term investments	6,769	6,035
Accounts receivable, net	360,874	352,191
Other current assets	60,095	60,898
Goodwill, other assets, property and equipment	3,168,357	3,141,743

Total assets	$3,646,314	$3,608,795

Liabilities and equity:
Accounts payable and accrued expenses	$212,290	$380,658
Total debt	897,161	569,320
Other liabilities	422,801	393,251

Total liabilities	1,532,252	1,343,229
Total equity	2,114,062	2,265,566

Total liabilities and equity	$3,646,314	$3,608,795